CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference of our reports dated October 27, 2011 on Dreyfus International Value Fund, Dreyfus Opportunistic Midcap Value Fund, Dreyfus Opportunistic Small Cap Fund, Dreyfus Strategic Value Fund, Dreyfus Structured Midcap Fund, Dreyfus Technology Growth Fund and Dreyfus Emerging Leaders Fund for the fiscal year ended August 31, 2011 which are incorporated by reference in Post-Effective Amendment No. 103 to the Registration Statement (Form N-1A Nos. 33-48926 and 811-6718) of Advantage Funds, Inc.

                                                                                                ERNST & YOUNG LLP

New York, New York

December 26, 2011